Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 10, 2018 (except for Notes 1, 13 and 14, as to which the date is , 2018), in Amendment No. 2 to the Registration Statement (Form F-1/A, No. 333-225677) and related Prospectus of Navios Maritime Containers L.P. for the registration of its common units.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

The foregoing consent is in the form that will be signed upon the completion of the reorganization described in Note 1 to the financial statements and the finalization of capital accounts described in Notes 13 and 14 to the financial statements.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

August 10, 2018